                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant  [_]

Check the appropriate box:

[_] Preliminary Proxy Statement         [_] Confidential, for Use of the Commission Only
                                            (as Permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                              ProsoftTraining.com
                   ----------------------------------------
               Name of Registrant as Specified In Its  Charter)


                          --Enter Company Name Here--
                   ----------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1)  Title of each class of securities to which transaction applies:
    (2)  Aggregate number of securities to which transaction applies:
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
    (4)  Proposed maximum aggregate value of transaction:
    (5)  Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)  Amount Previously Paid:
    (2)  Form, Schedule or Registration Statement No.:
    (3)  Filing Party:
    (4)  Date Filed:

Notes:

                              ProsoftTraining.com
                         3001 Bee Caves Rd., Suite 100
                              Austin, Texas 78746

                               ----------------

                   Notice of Annual Meeting of Stockholders

                               ----------------

TO OUR STOCKHOLDERS:

  The Annual Meeting of Stockholders of ProsoftTraining.com (the "Company") will be held at the Company's headquarters, located at 3001 Bee Caves Road, Suite 100, Austin, Texas, on Monday, December 13, 1999, at 2:00 p.m. local time, for the following purposes:

    1. To elect two Class III Directors to hold office for a three year term, elect one Class II Director to hold office for a two year term, and elect one Class I Director to hold office for a one year term;

    2. To ratify the appointment of our independent auditors for fiscal year 2000; and

    3. To transact such other business as may properly come before the meeting or any adjournment thereof.

  Only stockholders of record on the books of the Company at the close of business on October 22, 1999 will be entitled to notice of, and to vote at, the Annual Meeting.

  All stockholders are cordially invited to attend the Annual Meeting. A majority of the outstanding shares must be represented at the meeting in order to transact business. Consequently, if you are unable to attend in person, please execute the enclosed proxy and return it in the enclosed addressed envelope. Your promptness in returning the proxy will assist in the expeditious and orderly processing of the proxies. If you return your proxy, you may nevertheless attend the meeting and vote your shares in person, if you wish.

                                          By Order of the Board of Directors,

                                          ProsoftTraining.com

                                          Jerrell M. Baird
                                          Chairman of the Board

Austin, Texas
November 12, 1999

                              ProsoftTraining.com
                         3001 Bee Caves Rd., Suite 100
                              Austin, Texas 78746

                               ----------------

                        ANNUAL MEETING OF STOCKHOLDERS
                         To Be Held December 13, 1999

                               ----------------

                                PROXY STATEMENT
                            SOLICITATION OF PROXIES

  The accompanying proxy is solicited by the Board of Directors of ProsoftTraining.com. (the "Company") for use at the Company's Annual Meeting of Stockholders to be held at the Company's headquarters, located at 3001 Bee Caves Road, Suite 100, Austin, Texas, on Monday, December 13, 1999, at 2:00 p.m. local time, and any and all adjournments or postponements thereof. All shares represented by each properly executed, unrevoked proxy received in time for the Annual Meeting will be voted in the manner specified therein. If the manner of voting is not specified in an executed proxy received by the Company, the proxy holders will vote for the election of the nominees for election to the Board of Directors listed in the proxy, for the ratification of the selection of Grant Thornton LLP as independent auditors of the Company and, as to any other business which may properly come before the meeting, in accordance with their best judgment. Any stockholder has the power to revoke his or her proxy at any time before it is voted. A proxy may be revoked by delivering a written notice of revocation to the Secretary of the Company, by presenting at the meeting a later-dated proxy executed by the person who executed the prior proxy, or by attendance at the meeting and voting in person by the person who executed the prior proxy. This Proxy Statement and form of Proxy are being mailed to the Company's stockholders on or about November 12, 1999.

  The Bylaws of the Company provide that the holders of a majority of the shares of stock of the Company issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum and that, except as otherwise provided by statute, the Articles of Incorporation of the Company or the Bylaws, all other matters coming before the Annual Meeting shall be decided by the vote of the holders of a majority of the stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereat. Votes cast at the Annual Meeting will be tabulated by the persons appointed by the Company to act as inspectors of election for the Annual Meeting. The inspectors of election will treat shares of voting stock represented by a properly signed and returned proxy as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Likewise, the inspectors of election will treat shares of voting stock represented by "broker non-votes" (i.e., shares of voting stock held in record name by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote; (ii) the broker or nominee does not have discretionary voting power under applicable rules or the instrument under which it serves in such capacity; or (iii) the recordholder has indicated on the proxy card or has executed a proxy and otherwise notified the Company that it does not have authority to vote such shares on that matter) as present for purposes of determining a quorum. Directors will be elected by a favorable vote of a plurality of the shares of voting stock present and entitled to vote, in person or by proxy, at the Annual Meeting. Accordingly, abstentions or broker non-votes as to the election of Directors will not affect the election of the candidates receiving the plurality of votes. All other matters to come before the Annual Meeting requires the approval of a majority of the shares of Common Stock present and entitled to vote at the Annual Meeting. Therefore, abstentions as to a particular proposal will have the same effect as votes against such proposal.

  The cost of soliciting proxies will be borne by the Company. The solicitation will be by mail. Expenses will include reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the meeting to beneficial owners of the Company's Common Stock. Further solicitation of proxies may be made by telephone or oral communication with some stockholders by the Company's regular associates who will not receive additional compensation for the solicitation. The Company has no plans to hire special associates or paid solicitors to assist in obtaining proxies.

Outstanding Shares and Voting Rights

  Holders of record of the 14,395,198 shares of the Company's Common Stock outstanding at the close of business on October 22, 1999 (the "Record Date"), will be entitled to notice of and to vote at the meeting or any adjournment or postponement thereof. On each matter to be considered at the Annual Meeting, stockholders will be entitled to cast one vote for each share held of record on the Record Date.

           PRINCIPAL SHAREHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT

  The following table and the notes thereto set forth certain information regarding the beneficial ownership of the Company's Common Stock as of the Record Date, by (i) each current director and nominee for director of the Company; (ii) each Named Executive Officer (as defined in the Executive Compensation Table); (iii) all present executive officers and directors of the Company as a group; and (iv) each person known to the Company to own beneficially more than five percent of the presently outstanding Common Stock.

                                                                   Percent of
                                                      Shares of   Outstanding
                                                     Common Stock Common Stock
                                                     Beneficially Beneficially
      Name of Individual Or Identity of Group(1)        Owned        Owned
      ------------------------------------------     ------------ ------------
   J. P. Morgan, Incorporated(2)....................  1,515,245       10.5%
    522 Fifth Ave.
    New York, NY 10036
   Fidelity Management & Research...................  1,283,000        8.9
    One Federal St.
    Boston, MA 02109
   Douglas A. Hartman ..............................    745,000        5.2
    333 N. Wilshire Ave.
    Anaheim, CA 92801
   Uday Om Pabrai(3)................................    386,026        2.5
   Jerrell M. Baird(4)..............................    299,642        2.0
   J. William Fuller(5).............................     26,311         *
   Richard J. Groeneweg(6)..........................      7,500         *
   J.R. Holland, Jr. ...............................          0         *
   Jeffrey G. Korn(7)...............................     85,000         *
   Charles McCusker(8)..............................        250         *
   David I. Perl(9).................................     99,498         *
   Andrew Stallman(10)..............................    133,500         *
   All Executive Officers and Directors, as a
    group(11).......................................  1,050,057        6.9

--------
  * Less than 1% of the outstanding shares of Common Stock.

 (1) Unless otherwise indicated, the named persons possess sole voting and investment power with respect to the shares listed (except to the extent such authority is shared with spouses under applicable law). The percentages are based upon 14,395,198 shares outstanding as of the Record Date, except for certain parties who hold options that are presently exercisable or exercisable within 60 days of the Record Date. The percentages for those parties who hold options that are presently exercisable or exercisable within 60 days of the Record Date are based upon the sum of shares outstanding as of the Record Date plus the number of shares subject to options and warrants that are presently exercisable or exercisable with 60 days of the Record Date held by them, as indicated in the following notes.

 (2) J.P. Morgan & Co., Incorporated is the ultimate parent of the trustee of four record stockholders, none of which individually own greater than 5% of the Common Stock of the Company.

 (3) Includes 16,666 shares subject to stock options exercisable within 60 days of October 22, 1999, 75,000 shares subject to stock warrant agreements and 93,750 shares issuable upon conversion of promissory notes of the Company.

 (4) Includes 151,666 shares subject to stock options exercisable within 60 days of October 22, 1999, 50,000 shares subject to stock warrant agreements and 62,500 shares issuable upon conversion of promissory notes of the Company.

 (5) Includes 25,611 warrants exercisable within 60 days of October 22, 1999. This amount includes 700 shares of Common Stock in the name of Cheryl Fuller, Mr. Fullers' wife.

 (6) Includes 7,500 shares subject to stock options exercisable within 60 days of October 22, 1999.

 (7) Includes 65,000 shares subject to stock options exercisable within 60 days of October 22, 1999.

 (8) Excludes 705,239 shares owned by Service Master Corporation, of which Mr. McCusker is an employee. Of this amount, 250,000 shares are subject to stock warrant agreements and 312,500 shares are issuable upon conversion of promissory notes of the Company.

 (9) Includes 87,498 shares subject to stock options exercisable within 60 days of October 22, 1999.

(10) Includes 100,000 shares subject to stock options exercisable within 60 days of October 22, 1999, and held by an entity controlled by Mr. Stallman.

(11) Includes 440,830 shares subject to stock options exercisable within 60 days of October 22, 1999, and 306,891 shares subject to stock warrant agreements.

                                  PROPOSAL 1

                      ELECTION OF TWO CLASS III DIRECTORS
                             ONE CLASS I DIRECTOR
                           AND ONE CLASS II DIRECTOR
                            (Item 1 on Proxy Card)

  The Company's Bylaws provide for a Board of Directors of not less than three nor more than twenty-five Directors, the exact number to be fixed by the Board. The Board has currently fixed that number at seven. The Board of Directors is currently divided into three classes of directors. Directors hold office for staggered terms of three years (or less if they are filling a vacancy) and until their successors are elected and qualified. One of the three classes is elected each year to succeed the directors whose terms are expiring. Class III directors will be elected at the annual meeting to serve for a term expiring at the annual meeting in the year 2002. The terms for the directors in Class I expire in the year 2000. The Class II directors' terms will expire in 2001.

  Proxies solicited by the Board will be voted for the election of the nominees, unless you withhold your vote on your proxy card. The Board has no reason to believe that these nominees will be unable to serve. However, if any one of them should become unavailable, the Board may reduce the size of the Board or designate a substitute nominee. If the Board designates a substitute, shares represented by the proxies will be voted for the substitute nominee.

The Board recommends that you vote FOR each of the following nominees for election as a director:

 Class III Nominees for the Terms Expiring in 2002:

  The Company's Board of Directors has proposed the following nominees for election as Class III directors at the annual meeting. Each of the nominees has consented to serve a three-year term.

  J. R. Holland, Jr., 55. Mr. Holland has been President and Chief Executive Officer of Unity Hunt, Inc. since 1991 and is currently Chairman of the Unity Hunt Investment Committee. He is a Director of Optical Security Group, Inc. and TNP Enterprises, Inc., and several private companies. Mr. Holland graduated from Oklahoma State University with a BS in Chemical Engineering and received his Master of Science from Carnegie Mellon University in Industrial Administration, of which he presently serves on its advisory board.

  Andrew Stallman, 42. Mr. Stallman has served as a Director of the Company since June 1997. Mr. Stallman is a full-time private investor and has been investing his own capital in hedge fund trading and technology company deals since 1991. Prior to becoming a full-time private investor, Mr. Stallman was a portfolio manager at Soros Fund Management and at Steinhardt Partners. Mr. Stallman has also been a research analyst in Transportation and Technology at Lehman Brothers Asset Management and an analyst in the Corporate Finance Department of E.F. Hutton. Mr. Stallman graduated from the State University of New York at New Paltz with a BA in History in 1979, and earned a MBA in Finance from Harvard University in 1982.

 Class I Nominee for the Term Expiring in 2000:

  In December 1998, the Board of Directors increased the number of directors on the board from five to seven members. This action created two vacant board positions. The Board elected J. William Fuller as a Class I director to fill one of the vacancies. The Board has nominated Mr. Fuller for re-election as a Class I director at the Annual Meeting. Mr. Fuller has consented to serve a one-year term expiring in 2000.

  J. William Fuller, 47. Mr. Fuller has served as a director of the Company since December 1998. Mr. Fuller is registered as an investment advisor and owner of Fuller Capital Management LLC, a money management firm founded in 1983. Mr. Fuller has been active in venture capital and private investments banking ventures for the past 16 years. Additionally, he is a registered representative of Cambridge Investment Research, a registered broker dealer. Mr. Fuller graduated from Southern Methodist University with a BA in Philosophy in 1974.

 Class II Nominee for the Term Expiring in 2001:

  In December 1998, the Board of Directors increased the number of directors on the board from five to seven members. This action created two vacant board positions. The Board elected Charles McCusker as a Class II director to fill the second of the vacancies. The Board has nominated Mr. McCusker for re-election as a Class II director at the Annual Meeting. Mr. McCusker has consented to serve a two-year term expiring in 2001.

  Charles McCusker, 30. Mr. McCusker has served as a Director of the Company since December 1998. Since 1997, Mr. McCusker has been responsible for investment opportunities in for-profit education and electronic commerce at ServiceMaster Venture Fund, the venture capital arm of ServiceMaster Company (NYSE: SVM). Prior to that, Mr. McCusker spent three years as a Vice President of Bengur Bryan & Co., Inc., a venture capital and private equity firm. Mr. McCusker graduated from Virginia Tech with a BS in Mechanical Engineering in 1992, and earned a MBA from the University of Chicago in 1998.

Directors Whose Term of Office Continue

  The individuals listed below are presently serving as directors.

 Class I Terms Expire in 2000:

  Jerrell M. Baird, 43. Mr. Baird has been Chairman, Chief Executive Officer of the Company since February 1998. Mr. Baird joined the Company as Chief Operating Officer in June 1997 and became President of the Company in August 1997, a Director in December 1997 and Chairman and Chief Executive Officer in February 1998. Prior to joining the Company, Mr. Baird served as the Chief Information Officer of IBM's Consumer Product Division from 1996 to 1997. In 1992, Mr. Baird founded Baird Information Systems, an information technology outsourcing company where he served as President until 1994. From 1978 to 1992 and from 1994 to 1996, Mr. Baird served in a variety of positions at Mrs. Baird's Bakeries, a wholesale baking company, including Plant Manager, Director of Information Technology and Vice President of Marketing. Mr. Baird graduated from Washington and Lee University with a BS in Business Administration in 1978, and earned a MBA from Harvard University in 1982.

  Richard J. Groeneweg, 53. Mr. Groeneweg has served as a Director of the Company since December 1997 and has been President of Residential Resources, Inc., an issuer of asset backed securities since 1991. Prior to that, he served as President of Mid Valley Mortgage Corp. from 1986 to 1991 and Senior Vice President, Field Operations and Secondary Market, of Lion Funding Corporation from 1982 to 1986. From 1968 to 1984, Mr. Groeneweg served in various capacities, first with Beneficial Management Corporation and then with Granite Financial Corporation.

 Class II Terms Expire in 2001:

  Jeffrey G. Korn, 42. Mr. Korn has served as a Director of the Company since June 1997. Mr. Korn is a partner in the law firm of Kosto & Rotella, P.A. in Jacksonville, Florida, which he joined in 1983. Mr. Korn specializes in corporate law, commercial litigation and bankruptcy. He graduated from the State University of New York at New Paltz with a BA in Political Science in 1979, and received his JD degree from Stetson University in 1982.

The Board of Directors

  The Board of Directors oversees the overall performance of the Company on your behalf. Members of the Board stay informed of the Company's business through discussion with the Chairman and other members of management and staff, by reviewing materials provided to them, and by participating in board and committee meetings. The Board met eleven times during the fiscal year ended July 31, 1999, and held three committee meetings. On average, the directors attended at least 75% of the total Board and committee meetings held in fiscal 1999. Messrs. Pabrai and Stallman attended less than 75% of the aggregate of total Board meetings and committee meetings for the committee on which they served.

  Directors, other than associates or officers of the Company, receive $500 per Board meeting attended and $250 per committee meeting attended, other than committee meetings held in conjunction with meetings of the Board of Directors. Directors are reimbursed for expenses incurred in connection with attendance at Board and committee meetings. Directors who are officers or associates of the Company are not compensated separately for service on the Board of Directors.

  The Board of Directors has standing Compensation and Audit Committees which were established in June 1997, but does not have a Nominating Committee.

  The Compensation Committee is responsible for reviewing the structure, performance and compensation of the Company's senior executives and determining awards under the Company's Stock Option Plan. The Compensation Committee is comprised of Messrs. Korn, McCusker, and Stallman. The Compensation Committee met two times during the fiscal year ended July 31, 1999.

  The Audit Committee is responsible for making recommendations concerning the engagement of independent public accountants, reviewing with the independent public accountants the plans and results of the audit engagement, considering the range of audit and non-audit fees and reviewing the adequacy of the Company's internal accounting controls. The Audit Committee is comprised of Messrs. Fuller, Groeneweg, and McCusker. The Audit Committee met once after the close of the fiscal year with the Company's outside auditor to discuss the auditor's judgements about the quality, not just the acceptability, of the Company's accounting principals as applied in its financial reporting.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and Executive Officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, Executive Officers and greater-than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

  To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended July 31, 1999 all Section 16(a) filing requirements applicable to its Directors, Executive Officers and greater-than ten percent beneficial owners were satisfied, except that, due to administrative oversight, Mr. Fuller and Mr. McCusker each failed to file one Form 3 on a timely basis to report stock ownership at the time of election. Each report was subsequently filed.

                              EXECUTIVE OFFICERS

  The current Executive Officers of the Company are as follows:

   Name                               Age Position
   ----                               --- --------
                                          Chairman, Chief Executive Officer and
   Jerrell M. Baird.................   43 Secretary
   David I. Perl....................   37 Chief Operating Officer, President
   William J. Weronick..............   58 Vice President Finance

  For additional information with respect to Mr. Baird, who is also a Director of the Company, see "Proposal 1--Election of Directors."

  David I. Perl. Mr. Perl joined the Company in June 1998 as its Chief Operating Officer, and became President in February 1999. Prior to joining the Company, Mr. Perl served as the first president and general manager of Otis Transit Systems, Inc., a wholly owned subsidiary of Otis Elevator Company, which is a division of United Technologies Corporation. He joined Otis Elevator in 1988, and held positions of increasing responsibility in strategic planning, sales, project management and general management. From 1984 to 1986, Mr. Perl worked for Trammell Crow Company, a Dallas-based, global real estate developer, where his responsibilities ranged from information systems to human resources. Mr. Perl earned a BS in economics from the Wharton School at the University of Pennsylvania in 1984 and obtained his MBA from Harvard University in 1988.

  William J. Weronick. Mr. Weronick joined the Company as Vice President Finance in March 1999. He has more than 30 years broad experience in public and private accounting. Prior to joining the Company, Mr. Weronick was Vice President Finance of Meissner+Wurst & Jenoptik Infab, Inc. (M+W), an international company specializing in the design and construction of clean rooms and the manufacture of equipment for clean rooms in the semiconductor industry. He joined M+W in 1996. From 1994 to 1996, Mr. Weronick was the Director of Corporate Accounting for The Continuum Company, an international supplier of specialized software and services for the insurance, health care and financial services industry. Mr. Weronick is a CPA and graduated from C.W. Post College in New York with a BS in Accounting in 1968.

                          SUMMARY COMPENSATION TABLE

  Information is set forth below concerning the compensation for services in all capacities to the Company for the fiscal years ended July 31, 1997, 1998 and 1999 for (i) those individuals serving as Chief Executive Officer during the last fiscal year and (ii) any other executive officers as of July 31, 1999 whose compensation exceeded $100,000 for the fiscal year ending on that date (the "Named Executive Officers").

                                                            Long-Term
                                                       Compensation Awards
                                                       -------------------
                                                        Shares of Common
   Name and Principal    Fiscal                         Stock Underlying    All Other
        Position          Year  Salary ($) Bonus ($)     Stock Options(1)  Compensation
   ------------------    ------ ---------- ---------   ------------------- ------------
Jerrell M. Baird(2).....  1999   146,154         0           350,000             0
 Chairman of the Board
  and                     1998   100,000         0                 0             0
 Chief Executive Officer  1997     8,654    30,000(3)        150,000             0

David I. Perl...........  1999   130,192         0           225,000             0
                          1998    14,243         0           100,000             0
                          1997         0         0                 0             0

Uday Om Pabrai..........  1999   150,000         0           200,000             0
                          1998    84,807         0                 0             0
                          1997         0         0                 0             0

--------
(1) Includes repriced options. In October 1998, the Board approved an offer to all employees of the Company, including the Named Executive Officers, to exchange all outstanding options for options with an exercise price equal to the current trading price, or $1.15 per share. Amounts shown for fiscal year 1999 include 250,000, 100,000 and 100,000 repriced options for Messrs. Baird, Perl and Pabrai, respectively. See "Repricing of Options".

(2) Mr. Baird joined the Company in June 1997 and served as Chief Operating Officer from then until February 1998, when he became Chief Executive Officer.

(3) Mr. Baird received a signing bonus of $30,000 upon joining the Company to assist in his relocation to Austin, TX.

                              OPTION GRANTS TABLE

  The following table sets forth information concerning grants of stock options to the Named Executive Officers during the fiscal year ended July 31, 1999.

                                              % of Total
                          Shares of Common  Options Granted                           Grant Date
                          Stock Underlying  to Employees in Exercise Price Expiration  Present
Executive Officer        Options Granted(1)   Fiscal Year     Per Share       Date     Value(2)
-----------------        ------------------ --------------- -------------- ---------- ----------
Jerrell M. Baird........      100,000             4.1%          $3.50       3/30/03    $85,962

Jerrell M. Baird........      250,000            10.1%           1.15       3/30/03     51,682

Uday Om Pabrai..........      100,000             4.1%           3.50       3/30/03     85,962

Uday Om Pabrai..........      100,000             4.1%           1.15       3/30/03     24,663

David I. Perl...........       50,000             2.0%           1.15       11/2/03     38,436

David I. Perl...........       75,000             3.0%           2.25        7/2/04     46,623

David I. Perl...........      100,000             4.1%           1.15       3/30/03     18,013

--------
(1) Includes repriced options. All options with exercise prices of $1.15, other than the 50,000 share grant to Mr. Perl, are repriced options. See "Repricing of Options".

(2) As suggested by the SEC's rules on executive compensation disclosure, the Company used the Black-Scholes model of option valuation to determine grant date pre-tax present value. The Company does not advocate or necessarily agree that the Black-Scholes model can properly determine the value of an option. The calculation is based on a ten year term and upon the following assumptions: annual dividend growth of 0 percent, volatility of approximately 100%, and a risk-free rate of return based on the published Treasury yield curve effective on the grant date. There can be no assurances that the amounts reflected in this column will be achieved.

  The following table sets forth information concerning the fiscal year-end value of unexercised stock options held by the Named Executive Officers as of July 31, 1999. No options were exercised by the Named Executive Officers in fiscal 1999.

   Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR
                                    Values

                                                                              Value of Unexercised
                                                    Number of Unexercised    In-the-Money Options at
                                                  Options at July 31, 1999        July 31, 1999(1)
                         Shares Acquired  Value   ------------------------- -------------------------
Name                       on Exercise   Realized Exercisable Unexercisable Exercisable Unexercisable
----                     --------------- -------- ----------- ------------- ----------- -------------
Jerrell M. Baird........         0           0      120,000      130,000     $207,000     $224,250

Uday Om Pabrai..........         0           0       16,666       83,334       28,749      143,751

David I. Perl...........         0           0       45,832      179,168       79,060      226,564

--------
(1) Value of Unexercised, In-the-Money Options at 7/31/99 is calculated as follows: [(Per Share Closing Sale Price on 7/30/99, the last trading day of the fiscal year,) - (Per Share Exercise Price)] X Number of Shares Subject to Unexercised Options. The per share closing price on 7/30/99 was $2.875.

Employment and Termination of Employment Agreements and Change in Control Arrangements

  On January 1, 1999, the Company entered into an employment agreement with Jerrell M. Baird, its Chief Executive Officer, and Chairman. Mr. Baird's agreement has a term of nineteen months and provides for a base salary of $140,000, and an increase in base salary to $165,000 upon the Company achieving breakeven on a quarterly basis. Mr. Baird is entitled to receive an annual bonus, as determined by the Board of Directors, of not less than $25,000. In the event of termination of Mr. Baird's employment for any reason other than gross negligence or malfeasance, the Company is obligated to pay an amount equal to his cash compensation for the previous 12 months or $150,000, whichever is greater, plus acceleration and immediate vesting of all unvested options. The Company has agreed that if a change of control of the Company occurs where Mr. Baird is not Chairman and Chief Executive Officer of the ultimate parent, then a payment shall be made to Mr. Baird equal to two times the previous twelve months' cash compensation, or $300,000, whichever is greater. In addition, all of Mr. Baird's unvested options shall vest upon any change of control.

  On January 1, 1999, the Company entered into an employment agreement with David I. Perl, its Chief Operating Officer, and President. Mr. Perl's agreement has a term of nineteen months and provides for a base salary of $140,000, and an increase in base salary to $150,000 upon the Company achieving breakeven on a quarterly basis. Mr. Perl is entitled to receive an annual bonus, as determined by the Board of Directors, of not less than $15,000. In the event of termination of Mr. Perl's employment for any reason other than gross negligence or malfeasance, the Company is obligated to pay an amount equal to his cash compensation for the previous 12 months or $150,000, whichever is greater, plus acceleration and immediate vesting of all unvested options. The Company has agreed that if a change of control of the Company occurs where Mr. Perl is not President and Chief Operating Officer of the ultimate parent, then a payment shall be made to Mr. Perl equal to two times the previous twelve months' cash compensation, or $250,000, whichever is greater. In addition, all of Mr. Perl's unvested options shall vest upon any change of control.

  On January 1, 1999, the Company entered into an employment agreement with Uday Om Pabrai, its Chief Technology Officer. Mr. Pabrai's agreement had a term of nineteen months and provided for a base salary of $150,000. In the event of termination of Mr. Pabrai's employment without cause, the Company was obligated to pay an amount equal to his cash compensation for the previous 12 months or $150,000, whichever was greater, plus acceleration and immediate vesting of all unvested options. Mr. Pabrai resigned his position as Chief Technology Officer effective August 31,1999, and ended his employment under the employment agreement.

                         COMPENSATION COMMITTEE REPORT

Overview and Philosophy

  The Compensation Committee of the Board of Directors reviews and establishes compensation strategies and programs to ensure that the Company attracts, retains, properly compensates, and motivates qualified executives and other key associates. The Committee consists of the three non-employee Directors:
Messrs. McCusker, Stallman and Korn.

  The philosophy of the Compensation Committee is (i) to provide competitive levels of compensation that integrate pay with the individual executive's performance and the Company's annual and long-term performance goals; (ii) to motivate key executives to achieve strategic business goals and reward them for their achievement; (iii) to provide compensation opportunities and benefits that are comparable to those offered by other companies in the training industry, thereby allowing the Company to compete for and retain talented executives who are critical to the Company's long-term success; and
(iv) to align the interests of key executives with the long-term interests of stockholders and the enhancement of stockholder value through the granting of stock options. The compensation of the Company's executive officers (other than Jerrell Baird, the Company's Chairman and Chief Executive Officer, and David Perl, the Company's President and Chief Operating Officer) is currently comprised of annual base salary and long-term performance incentives in the form of stock option grants under the Stock Option Plan.

  The Compensation Committee believes that equity compensation aligns associates' long-term objectives with those of the shareholders in striving to maximize the Company's value. The Company's Stock Option Plan provides all associates with the opportunity to receive stock options. In determining whether to grant stock options to executive officers, the Compensation Committee evaluates each officer's performance, and then recommends awards that reflect individual performance. Stock options are granted to all company associates after completion of a probationary employment period. Additional options are awarded to enhance motivation and retention of key associates. Stock options generally have been granted with a three-year term and an exercise price equivalent to 100% of the fair market value of the Common Stock on the grant date.

Option Repricing

  During fiscal 1999, the Committee considered the options held by the Company's executive officers, independent directors and associates and the fact that the broad decline in the price of the Common Stock of the Company has resulted in a substantial number of stock options granted pursuant to the Company's 1996 Stock Option Plan, as amended, having exercise prices well above the trading prices for the Common Stock. The Committee took into account information presented by management showing that (i) the interest of the Company in providing a compensation incentive through the use of stock options would be adversely impacted as the associates whose stock options had exercise prices substantially in excess of the market price of the Company's Common Stock ("Underwater Options"); (ii) in the Company's competitive environment, associates holding Underwater Options were to seen to be vulnerable to being recruited by other employers who offer a more attractive incentive by granting stock options at current market price; and (iii) the disruption to the Company's operations from the loss of key associates was perceived to be likely to have an adverse effect on the Company. Accordingly, extending the arrangement for stock option repricing was believed to be in the best interests of the Company and its stockholders.

  In light of this, in October of 1998, the Committee and the Board of Directors approved an offer to all associates of the Company, including executive officers and independent directors, to amend all Underwater Options to provide for a reduced exercise price equal to the current trading price, or $1.15 per share. All other terms of the options remained unchanged.

Chief Executive Officer Compensation

  The Compensation Committee set the 1999 annual compensation for the Company's Chief Executive Officer, Mr. Baird. Mr. Baird's base salary is $140,000, plus a minimum annual bonus of $25,000 payable in September of each year. Mr. Baird's base salary will increase to $165,000 upon the Company achieving breakeven on a quarterly basis. Mr. Baird received a grant of stock options during the fiscal year 1999 (see Option Grants Table), and options previously granted were repriced (see Ten Year Option Repricings table). Options granted in 1999 vest 16.6% each year, for three years with the balance vesting when the price of the common stock exceeds certain target prices. Upon a change in control, all unvested options vest. The Compensation Committee believes that, under Mr. Baird's management, the Company continues to effectively accomplish its business plan and goals in addition to capitalizing upon the rapidly changing global demand for Internet/intranet training and certification.

                                          By the Compensation Committee:

                                          Jeffrey G. Korn
                                          Charles McCusker
                                          Andrew Stallman

November 12, 1999

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Since June 1997 all executive officer compensation decisions have been made by the Compensation Committee. The Compensation Committee reviews and makes recommendations regarding the compensation for top management and key associates of the Company, including salaries, granting of stock options, and bonuses. The current members of the Compensation Committee are Jeffrey Korn, Charles McCusker, and Andrew Stallman. No member of the Compensation Committee was or is an officer of the Company. Prior to June 1997, and the creation of the Compensation Committee, all Directors participated in deliberations of the Company's executive compensation.

  In April 1998, the Company entered into a consulting agreement with Investment Transaction, LLC ("Consultant"), of which Andrew Stallman, a director of the Company, is owner and president. Under the Consulting Agreement, Consultant provides consultation with management of the Company on the Company's corporate finance strategy and strategic direction, and assists the Company in structuring and implementing corporate financing. As compensation under the Consulting Agreement, the Company granted Consultant a nonstatutory stock option to purchase 100,000 shares at $5.00 per share. In October 1998 this option agreement was repriced to $1.15 per share. This option is for a five-year term and vests one-twelfth per month, with vesting accelerated upon the closing of a financing by the Company resulting in net proceeds of at least $5 million or upon a change in control of the Company. Consultant is also entitled to reimbursement of its reasonable expenses incurred in the performance of its duties under the Consulting Agreement. This Consulting Agreement was extended in July 1999, and terminates July 31, 2000. If the Consulting Agreement is terminated without cause prior to that date, Consultant is entitled to a termination fee equal to $9,600 times the months remaining under the Agreement.

Repricing of Options

  As discussed in the Compensation Committee report above, in October 1998 the Company reduced the exercise price on all outstanding options held by associates and directors to $1.15 per share. The following table sets forth information with respect to the participation by the Company's current and former executive officers in all option repricing programs implemented by the Company.

                          Ten Year Option Repricings

                                  Number of   Market
                                  Securities Price of  Exercise               Length of
                                  Underlying Stock at  Price at    New     Original Option
                                   Options    Time of   Time of  Exercise Term Remaining at
          Name             Date    Repriced  Repricing Repricing  Price   Date of Repricing
          ----           -------- ---------- --------- --------- -------- -----------------
Jerrell M. Baird(1)..... 10/23/98  150,000     $1.15     $6.87    $1.15   3 years, 159 days

Jerrell M. Baird........ 10/23/98  100,000     $1.15     $3.50    $1.15   4 years, 159 days

John J. Buckley(2)...... 10/23/98   25,000     $1.15     $5.00    $1.15   4 years,  58 days

Kimberley V.
 Johnston(3)............ 10/23/98  125,000     $1.15     $5.00    $1.15   3 years, 159 days

Uday Om Pabrai(4)....... 10/23/98  100,000     $1.15     $3.50    $1.15   4 years, 159 days

David I. Perl(5)........ 10/23/98  100,000     $1.15     $5.00    $1.15   3 years, 159 days

--------
(1) Mr. Baird is Chairman, Chief Executive Officer and Secretary of the
    Company.

(2) Mr. Buckley, former President of the Company, resigned from the Company effective March 1999, and exercised all options.

(3) Ms. Johnston, former Chief Financial officer of the Company, resigned from the Company effective June 1999, and exercised all options.

(4) Mr. Pabrai resigned as Chief Technology Officer of the Company effective August 1999, but remains a director.

(5) Mr. Perl is Chief Operating Officer and President of the Company.

                        COMPANY STOCK PRICE PERFORMANCE

  The following chart shows a comparison of the cumulative total return of the Company's Common Stock, the CRSP Total Return Index for The Nasdaq Stock Market (U.S. Index) ("NASDAQ Index"), the Hambrecht & Quist Internet Index ("H&Q Internet Index"), and the weighted average return of a peer group (described below) for the period commencing on November 27, 1996 and ending on July 31, 1999. The company has created a peer group to replace the H&Q Internet Index, in order to provide a more reasonable comparison. The performance of the H&Q Internet Index is displayed for comparative purposes as required by SEC Reg. S-K Item 402(1)(4), and will not be provided in the future. The historical stock performance shown on the chart is not intended to and may not be indicative of future stock performance.

  The peer group consists of companies with technology training operations. Although the businesses of some of these companies include other operations, or serve markets different than those of the Company, the Company believes the selection of these companies for comparison purposes is reasonable.

  Included in the peer group for the entire period of comparison are: Wave Technologies International, Inc., Learn2.com, Inc, Smart Force, Computer Learning Centers, Inc., Learning Tree International, Inc., ARIS Corporation, New Horizons Worldwide, Inc., Sylvan Learning Systems, Inc., and Apollo Group, Inc..

 Comparison of Cumulative Total Return from November 27, 1996 through July 31,
                                     1999
                       [PERFORMANCE GRAPH APPEARS HERE]

                                         November 27, July 31, July 31, July 31,
                                             1996       1997     1998     1999
                                         ------------ -------- -------- --------
   ProsoftTraining.com..................     $100       $ 55     $ 24     $ 16
   Peer Group...........................     $100       $141     $197     $128
   H&Q Internet Index...................     $100       $108     $193     $457
   NASDAQ Index.........................     $100       $124     $145     $205

--------
(1) Assumes that $100 was invested on November 27, 1996 in the Company's Common Stock at $18.25 per share, the closing price for the Company's Common Stock on that date, and at the closing price for each Index on that date, and that all dividends were reinvested. No cash dividends have been declared on the Company's Common Stock.

                             CERTAIN TRANSACTIONS

  In January 1998, the Company purchased 100% of the outstanding common stock of Net Guru Technologies, Inc. ("Net Guru") in exchange for $1 million and 152,809 shares of Common Stock of the Company. Uday Om Pabrai was the sole shareholder of Net Guru and became Chief Technology Officer and a Director of the Company subsequent to this acquisition.

  In June 1998, the Company loaned $300,000 to Mr. Pabrai at an interest rate of 12%, secured by his shares of Common Stock of the Company. Principal and interest on this loan was due and payable on demand, but no later than May 30, 1999, or earlier upon termination of Mr. Pabrai's employment with the Company or the purchase by the Company of Mr. Pabrai's interest in Internet Certification Institute International, Ltd. ("ICII"). The note was paid in full upon completion of the acquisition of ICII in December 1998, which included the purchase of Mr. Pabrai's 49% interest in ICII.

  In November 1998, the Company received proceeds of approximately $700,000 in a private placement of Common Stock, and $3.2 million in a private placement of convertible debt. Mr. Baird and Mr. Pabrai participated in the private placement of convertible debt, with Mr. Baird investing $100,000, and Mr. Pabrai investing $150,000. Pursuant to the terms and conditions of the private placement, Mr. Baird received a warrant to purchase 50,000 shares of Common Stock, and Mr. Pabrai received a warrant to purchase 75,000 shares of Common Stock, each at $1.10 per share. Additionally, Mr. Baird and Pabrai have an opportunity to convert the debt to shares of Common Stock at the rate of $1.60 per share.

  For a description of a consulting agreement between the Company and an entity controlled by one of its outside directors, see "Compensation Committee Interlocks and Insider Participation."

  All transactions between the Company and its officers, directors and principal stockholders have been on terms no less favorable to the Company than could have been obtained from unaffiliated third parties.

                                  PROPOSAL 2

                     RATIFICATION OF INDEPENDENT AUDITORS

  The Board of Directors, upon recommendation of the Audit Committee, has selected Grant Thornton LLP as independent public accountants for the Company to audit its consolidated financial statements for the fiscal year ending July 31, 2000 and is asking the stockholders to ratify this appointment. In the event the stockholders do not ratify the selection of Grant Thornton LLP, the appointment of the independent auditors will be reconsidered by the Board of Directors. Grant Thornton LLP were the independent auditors for the Company for the fiscal year ended July 31, 1999. Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions and to make such statements as they may desire.

  The Board recommends that you vote FOR this proposal.

                     NOMINATIONS AND STOCKHOLDER PROPOSALS

  The Bylaws of the Company require that all nominations for persons to be elected to the Board of Directors, other than those made by the Board of Directors, be made pursuant to written notice to the Secretary of the Company. The notice must be received not less than 35 days prior to the meeting at which the election will take place (or not later than 10 days after public disclosure of such meeting date is given or made to stockholders if such disclosure occurs less than 50 days prior to the date of such meeting). Notice must set forth the name, age, business address and residence address of each nominee, their principal occupation or employment, the class and number of shares of stock which they beneficially own, their citizenship and any other information that is required to be disclosed in solicitations for proxies for election of directors pursuant to the Securities Exchange Act of 1934, as amended. The notice must also include the nominating stockholder's name and address as they appear on the Company's books and the class and number of shares of stock beneficially owned by such stockholder.

  In addition, the Bylaws require that for business to be properly brought before an annual meeting by a stockholder, the Secretary of the Company must have received written notice thereof (i) in the case of an annual meeting that is called for a date that is within 30 days before or after the anniversary date of the immediately preceding annual meeting, not less than 120 days in advance of the anniversary date of the Company's proxy statement for the previous year's annual meeting, nor more than 150 days prior to such anniversary date and (ii) in the case of an annual meeting that is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting, not later than the close of business on the 10th day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. The notice must set forth the name and address of the stockholder who intends to bring business before the meeting, the general nature of the business which he or she seeks to bring before the meeting and a representation that the stockholder is a holder of record of shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to bring the business specified in the notice before the meeting.

  Any proposal of a stockholder intended to be presented at the Company's 2000 Annual Meeting of Stockholders and included in the proxy statement and form of proxy for that meeting must be received by the Company no later than July 16, 2000. In addition, if notice of a proposal is not received by that date, management proxies will have discretionary voting authority as to that proposal if it is raised at that annual meeting, without any discussion of the matter in the proxy statement.

                                 ANNUAL REPORT

  The Company's Annual Report containing audited financial statements for the fiscal year ended July 31, 1999 accompanies this Proxy Statement. THE COMPANY WILL SEND A STOCKHOLDER UPON REQUEST, WITHOUT CHARGE, A COPY OF THE ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) FOR THE YEAR ENDED JULY 31, 1999, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, WHICH THE COMPANY HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE REQUEST MUST BE DIRECTED TO THE ATTENTION OF CORPORATE SECRETARY, AT THE ADDRESS OF THE COMPANY SET FORTH ON THE FIRST PAGE OF THIS PROXY STATEMENT.

                                 OTHER MATTERS

  At the time of the preparation of this Proxy Statement, the Board of Directors knows of no other matter that will be acted upon at the Annual Meeting. If any other matter is presented properly for action at the Annual Meeting or at any adjournment or postponement thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

                                          By Order of the Board of Directors,

                                          ProsoftTraining.com
                                          Jerrell M. Baird
                                          Chairman of the Board

Austin, Texas
November 12, 1999

                              ProsoftTraining.com
                         3001 Bee Caves Rd., Suite 100
                              Austin, Texas 78746

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby nominates, considers and appoints Jerrell M. Baird, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of ProsoftTraining.com which the undersigned is entitled to represent and vote at the 1999 Annual Meeting of Stockholders of the Company to be held at the Company's headquarters at 3001 Bee Caves Road, Suite 100, Austin, Texas on December 13, 1999, at 2:00 p.m., and at any and all adjournments or postponements thereof, as fully as if the undersigned were present and voting at the meeting, as follows:

              THE DIRECTORS RECOMMEND A VOTE "FOR" ITEMS 1 AND 2.

1. Election of Director:

   [ ] FOR all nominees listed below            [ ] WITHHOLD AUTHORITY to vote for the nominees listed below

   Class III - J.R. Holland, Jr. and Andrew Stallman
   Class I - J. William Fuller
   Class II - Charles McCusker

INSTRUCTION: To withhold authority to vote for an individual nominee, write that nominee's name in the space provided below

------------------------------------------------------------------------------

2. Ratification of the appointment of Grant Thornton LLP as independent auditors.

                     [ ] FOR    [ ] AGAINST   [ ] ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

--------------------------------------------------------------------------------

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND PROPOSAL 2.

               IMPORTANT - PLEASE SIGN, DATE AND RETURN PROMPTLY


                                           DATED: __________________________1999


                                           _____________________________________
                                           (Signature)


                        Please sign your name exactly as it appears hereon. Executors, administrators, guardians, officers of corporations and others signing in a fiduciary capacity should state their full titles as such.


PLEASE SIGN THIS CARD AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE. IF YOUR ADDRESS IS INCORRECTLY SHOWN, PLEASE PRINT CHANGES. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO SIGN AND RETURN THIS PROXY, WHICH MAY BE REVOKED AT ANYTIME PRIOR TO ITS USE.

--------------------------------------------------------------------------------